Exhibit 99.1

Press Release October 18, 2023

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Third Quarter 2023 Results

FORT WAYNE, INDIANA, October 18, 2023 / PRNewswire /

Third Quarter 2023 Performance Highlights:

▪	Steel shipments of 3.1 million tons

▪	Net sales of $4.6 billion, operating income of $734 million, net income of $577 million, and adjusted EBITDA of $876 million

▪	Strong cash flow from operations of $1.1 billion and record liquidity of $3.7 billion

▪	Share repurchases of $331 million of the company’s common stock, representing 1.8 percent of its outstanding shares

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter 2023 financial results. The company reported third quarter 2023 net sales of $4.6 billion and net income of $577 million, or $3.47 per diluted share.

Comparatively, the company’s sequential second quarter 2023 net income was $812 million, or $4.81 per diluted share, and prior year third quarter net income was $914 million, or $5.03 per diluted share.

“The teams executed well and delivered a solid third quarter performance across our operating platforms,” said Mark D. Millett, Chairman and Chief Executive Officer. “Our third quarter 2023 operating income was $734 million, with adjusted EBITDA of $876 million. The sequential decline in earnings was the result of lower realized flat rolled steel and steel fabrication pricing. The strength of our cash generation was once again demonstrated with cash flow from operations of $1.1 billion. We achieved record liquidity of $3.7 billion, while at the same time continuing to invest in our growth and providing strong shareholder distributions.

“Customer order activity and steel demand were steady during the third quarter, with our steel shipments remaining consistent excluding the lost volume from Sinton’s unplanned July outage of approximately 90,000 tons. The caster shear issues were successfully addressed, and we expect the team to reach about 65 to 70 percent production utilization before the end of the year. Continuing low customer steel inventories combined with steady order activity, stabilized flat rolled steel pricing in mid-September. Recently, there have also been additional price increases related to customer concerns over potential lack of flat rolled steel availability in the fourth quarter, as backlogs have extended.”

Third Quarter 2023 Comments

Third quarter 2023 operating income for the company’s steel operations was $474 million, representing a 33 percent sequential decline based on metal spread compression within the company’s flat rolled steel operations as steel prices decreased more than scrap costs. The third quarter 2023 average external product selling price for the company’s steel operations decreased $66 per ton sequentially to $1,191 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills decreased $39 per ton sequentially to $405 per ton.

Third quarter operating income from the company’s metals recycling operations decreased 54 percent to $19 million, as ferrous scrap shipments declined combined with metal spread compression related to lower realized ferrous and nonferrous scrap pricing. Domestic ferrous scrap demand was impacted due to numerous steel mill maintenance outages during the quarter.

The company’s steel fabrication operations achieved historically strong operating income of $330 million in the third quarter 2023, but below second quarter results, based on lower shipments and metal spread compression as lower realized selling values were combined with steady steel substrate costs. The order backlog extends through the first quarter 2024, with strong forward-pricing. In addition, the company believes that the continued onshoring of manufacturing, coupled with the robust U.S. infrastructure and Inflation Reduction Act programs, combined with industrial construction, supports strong demand in the coming years.

Based on the company’s differentiated business model and highly variable cost structure, the company generated cash flow from operations of $1.1 billion during the third quarter 2023. The company also invested $558 million in capital investments, paid cash dividends of $71 million, and repurchased $331 million of its outstanding common stock, representing 1.8 percent of its outstanding shares, while achieving record liquidity of $3.7 billion as of September 30, 2023.

Year-to-Date September 30, 2023 Comparison

For the nine months ended September 30, 2023, net income was $2.0 billion, or $11.98 per diluted share, with net sales of $14.6 billion, as compared to net income of $3.2 billion, or $17.21 per diluted share, with net sales of $17.4 billion for the same period in 2022.

For the first nine months of 2023, net sales decreased 16 percent to $14.6 billion and operating income declined 39 percent to $2.6 billion, when compared to the same period of 2022. Lower earnings were driven by metal spread contraction within the company’s steel operations, as lower realized product pricing outpaced lower ferrous scrap costs. Operating income from the company’s steel operations for the same period was $1.5 billion, compared to $2.9 billion achieved in the first nine months of 2022. The average nine-month 2023 external selling price for the company's steel operations decreased $316 per ton to $1,175 per ton compared to the same period of 2022, and the average ferrous scrap cost per ton melted at the company’s steel mills decreased $74 per ton to $421 per ton. Operating income for the company’s steel fabrication operations was $1.3 billion for the first nine months of 2023, compared to record results of $1.7 billion achieved for the same period in 2022.

The company generated cash flow from operations of $2.7 billion during the first nine months of 2023. The company also invested $1.1 billion in capital investments, paid cash dividends of $202 million, and repurchased $1.1 billion of its outstanding common stock, representing 5.7 percent of its outstanding shares, while achieving record liquidity.

Outlook

“Based on domestic steel fundamentals, we are constructive regarding North American steel market dynamics,” said Millett. “Customer order entry activity continues to be solid across our steel operations, as demand continues to be steady and customer inventories remain at low historical levels. We believe North American steel consumption will increase in the coming years, and that demand for lower-carbon emission, U.S. produced steel products coupled with lower imports will support steel pricing. The continued onshoring of manufacturing businesses, combined with the expectation of significant fixed asset investment to be derived from public funding related to the U.S. Infrastructure, Inflation Reduction Act, and Department of Energy programs, will competitively position the domestic steel industry. We believe this will benefit all of our operating platforms, especially our steel and steel fabrication businesses.

“This environment, in combination with our ongoing expansion initiatives, are firm drivers for our continued growth. The team continues to make great progress on our aluminum flat rolled products mill and related investments. We remain incredibly excited about this meaningful growth opportunity, which is aligned with our existing businesses and operational expertise,” said Millett. “The team has placed orders for all critical equipment, and the Columbus, Mississippi rolling mill site is exceptional. We have intentionally grown with our customers’ needs, providing efficient sustainable supply-chain solutions for the highest quality products. Thus far, this has primarily been achieved within the steel industry – however, a significant number of our flat rolled steel customers are also consumers and processors of aluminum flat rolled products. We are pleased to further diversify our end markets with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can and packaging industry, in addition to the automotive and industrial sectors. We believe our unique performance-based operating culture, coupled with our considerable experience in successfully constructing and operating cost-effective, highly profitable flat rolled steel mills, positions us exceptionally well to execute this strategic opportunity and to deliver strong long-term value creation.

“Our commitment is to the health and safety of our teams, families, and communities, while meeting the current and future needs of our customers. Our culture and business model continue to positively differentiate our performance compared to others. We continue to strengthen our financial position through strong cash flow generation and the execution of our long-term strategy,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss third quarter 2023 operating and financial results on Thursday, October 19, 2023, at 11:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on October 26, 2023.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections, and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for EBITDA or Adjusted EBITDA; therefore, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This report contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as COVID-19 or its variants; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact:  Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months
	September 30,		September 30,		Ended
	2023	2022	2023	2022	June 30, 2023
Net sales	$4,587,057	$5,651,707	$14,561,893	$17,434,487	$5,081,630
Costs of goods sold	3,635,038	4,187,278	11,246,894	12,304,203	3,774,772
Gross profit	952,019	1,464,429	3,314,999	5,130,284	1,306,858

Selling, general and administrative expenses	145,896	132,627	431,414	403,019	141,209
Profit sharing	64,413	105,122	224,978	373,333	90,990
Amortization of intangible assets	8,160	6,836	25,962	21,158	10,924
Operating income	733,550	1,219,844	2,632,645	4,332,774	1,063,735

Interest expense, net of capitalized interest	18,415	25,347	61,689	67,683	20,767
Other (income) expense, net	(39,464)	(13,975)	(105,748)	2,472	(31,348)
Income before income taxes	754,599	1,208,472	2,676,704	4,262,619	1,074,316

Income tax expense	174,817	289,997	636,412	1,022,138	258,139
Net income	579,782	918,475	2,040,292	3,240,481	816,177
Net income attributable to noncontrolling interests	(2,587)	(4,150)	(13,680)	(12,671)	(4,070)
Net income attributable to Steel Dynamics, Inc.	$577,195	$914,325	$2,026,612	$3,227,810	$812,107

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$3.49	$5.07	$12.04	$17.33	$4.83

Weighted average common shares outstanding	165,170	180,264	168,259	186,288	168,009

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$3.47	$5.03	$11.98	$17.21	$4.81

Weighted average common shares and share equivalents outstanding	166,105	181,613	169,150	187,531	168,865

Dividends declared per share	$0.425	$0.34	$1.275	$1.02	$0.425

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,765,467	$1,628,417
Short-term investments	500,844	628,215
Accounts receivable, net	1,882,049	2,056,051
Inventories	2,941,634	3,129,964
Other current assets	138,605	195,371
Total current assets	7,228,599	7,638,018

Property, plant and equipment, net	6,313,366	5,373,665

Intangible assets, net	265,845	267,507

Goodwill	477,471	502,067

Other assets	643,675	378,727
Total assets	$14,928,956	$14,159,984
Liabilities and Equity
Current liabilities
Accounts payable	$1,060,175	$1,017,238
Income taxes payable	30,343	6,520
Accrued expenses	741,798	951,204
Current maturities of long-term debt	86,061	57,334
Total current liabilities	1,918,377	2,032,296

Long-term debt	3,009,010	3,013,241

Deferred income taxes	961,117	889,103

Other liabilities	182,161	129,539
Total liabilities	6,070,665	6,064,179

Commitments and contingencies

Redeemable noncontrolling interests	171,212	181,503

Equity
Common stock	650	650
Treasury stock, at cost	(5,510,983)	(4,459,513)
Additional paid-in capital	1,214,894	1,212,566
Retained earnings	13,189,468	11,375,765
Accumulated other comprehensive income (loss)	(494)	889
Total Steel Dynamics, Inc. equity	8,893,535	8,130,357
Noncontrolling interests	(206,456)	(216,055)
Total equity	8,687,079	7,914,302
Total liabilities and equity	$14,928,956	$14,159,984

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Operating activities:
Net income	$579,782	$918,475	$2,040,292	$3,240,481

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107,418	98,714	326,082	281,961
Equity-based compensation	12,044	12,093	39,800	39,681
Deferred income taxes	19,625	3,990	72,013	3,986
Other adjustments	(12,163)	(12,409)	(20,628)	(1,892)
Changes in certain assets and liabilities:
Accounts receivable	260,915	326,731	173,022	(417,550)
Inventories	102,376	270,628	188,330	154,391
Other assets	(13,423)	(15,789)	(10,504)	(9,274)
Accounts payable	(57,532)	(264,313)	(54,233)	(152,763)
Income taxes receivable/payable	(7,105)	8,269	96,656	146,822
Accrued expenses	121,762	149,766	(195,542)	31,132
Net cash provided by operating activities	1,113,699	1,496,155	2,655,288	3,316,975

Investing activities:
Purchases of property, plant and equipment	(558,361)	(241,229)	(1,142,960)	(564,701)
Purchases of short-term investments	(170,887)	(283,188)	(692,716)	(634,698)
Proceeds from maturities of short-term investments	282,592	49,794	821,668	49,794
Business combinations, net of cash acquired	-	(47,638)	-	(47,638)
Investments in unconsolidated affiliates	-	-	-	(222,480)
Other investing activities	(5,891)	4,113	(221,453)	9,340
Net cash used in investing activities	(452,547)	(518,148)	(1,235,461)	(1,410,383)

Financing activities:
Issuance of current and long-term debt	345,563	348,286	1,066,605	1,050,933
Repayment of current and long-term debt	(316,511)	(363,060)	(1,042,933)	(1,127,051)
Dividends paid	(70,713)	(62,088)	(201,834)	(177,131)
Purchase of treasury stock	(331,318)	(481,676)	(1,065,521)	(1,387,890)
Other financing activities	1,953	(6,057)	(39,075)	(88,825)
Net cash used in financing activities	(371,026)	(564,595)	(1,282,758)	(1,729,964)

Increase in cash, cash equivalents, and restricted cash	290,126	413,412	137,069	176,628
Cash, cash equivalents, and restricted cash at beginning of period	1,480,862	1,012,585	1,633,919	1,249,369
Cash, cash equivalents, and restricted cash at end of period	$1,770,988	$1,425,997	$1,770,988	$1,425,997

Supplemental disclosure information:
Cash paid for interest	$9,848	$9,214	$61,225	$59,496
Cash paid for income taxes, net	$160,178	$276,948	$472,936	$867,350

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Third Quarter		Year to Date
	2023	2022	2023	2022	1Q 2023	2Q 2023
External Net Sales
Steel	$3,136,445	$3,720,826	$9,594,775	$11,625,343	$3,060,821	$3,397,509
Steel Fabrication	630,184	1,140,273	2,278,361	3,156,007	868,768	779,409
Metals Recycling	520,746	472,065	1,696,587	1,701,426	583,468	592,373
Other	299,682	318,543	992,170	951,711	380,149	312,339
Consolidated Net Sales	$4,587,057	$5,651,707	$14,561,893	$17,434,487	$4,893,206	$5,081,630
Operating Income
Steel	$473,931	$658,264	$1,525,528	$2,931,868	$345,356	$706,241
Steel Fabrication	330,061	676,767	1,343,495	1,742,915	551,313	462,121
Metals Recycling	18,505	9,918	101,727	115,693	42,930	40,292
	822,497	1,344,949	2,970,750	4,790,476	939,599	1,208,654

Non-cash amortization of intangible assets	(8,160)	(6,836)	(25,962)	(21,158)	(6,878)	(10,924)
Profit sharing expense	(64,413)	(105,122)	(224,978)	(373,333)	(69,575)	(90,990)
Non-segment operations	(16,374)	(13,147)	(87,165)	(63,211)	(27,786)	(43,005)
Consolidated Operating Income	$733,550	$1,219,844	$2,632,645	$4,332,774	$835,360	$1,063,735
Adjusted EBITDA
Net income	$579,782	$918,475	$2,040,292	$3,240,481	$644,333	$816,177
Income taxes	174,817	289,997	636,412	1,022,138	203,456	258,139
Net interest expense (income)	(10,350)	16,902	(18,574)	57,116	(3,470)	(4,754)
Depreciation	97,707	90,278	295,355	256,011	99,210	98,438
Amortization of intangible assets	8,160	6,836	25,962	21,158	6,878	10,924
EBITDA	850,116	1,322,488	2,979,447	4,596,904	950,407	1,178,924
Non-cash adjustments
Unrealized (gains) losses on derivatives and currency remeasurement	14,005	6,053	(12,570)	(7,648)	(8,142)	(18,433)
Equity-based compensation	11,989	14,518	37,366	39,794	13,877	11,500
Adjusted EBITDA	$876,110	$1,343,059	$3,004,243	$4,629,050	$956,142	$1,171,991

Other Operating Information
Steel
Average external sales price (Per ton) (a)	$1,191	$1,381	$1,175	$1,491	$1,080	$1,257
Average ferrous cost (Per ton melted) (b)	$405	$472	$421	$495	$413	$444

Flat Roll shipments
Butler, Columbus, and Sinton	1,740,130	1,766,726	5,484,128	5,009,403	1,893,940	1,850,058
Steel Processing divisions (c)	452,139	425,304	1,308,221	1,269,658	435,602	420,480
Long Product shipments
Structural and Rail Division	469,638	477,305	1,444,174	1,457,296	495,551	478,985
Engineered Bar Products Division	201,903	234,993	649,789	688,339	231,723	216,163
Roanoke Bar Division	142,195	161,832	447,532	463,103	157,024	148,313
Steel of West Virginia	98,246	88,697	290,978	276,131	95,456	97,276
Total Shipments (Tons)	3,104,251	3,154,857	9,624,822	9,163,930	3,309,296	3,211,275

External Shipments (Tons) (a)	2,632,617	2,694,709	8,169,117	7,796,390	2,833,469	2,703,031

Steel Mill Production (Tons)	2,782,870	2,793,463	8,620,531	8,039,107	2,939,032	2,898,629
Metals Recycling
Nonferrous shipments (000's of pounds)	279,877	257,710	845,477	785,381	285,837	279,763
Ferrous shipments (Gross tons)	1,442,964	1,320,117	4,415,949	3,944,068	1,452,821	1,520,164
External ferrous shipments (Gross tons)	547,646	423,184	1,693,028	1,298,413	567,403	577,979
Steel Fabrication
Average sales price (Per ton)	$3,916	$5,245	$4,452	$4,896	$5,021	$4,384
Shipments (Tons)	161,697	218,441	512,537	646,685	173,021	177,819

(a)	Represents all steel operations
(b)	Represents ferrous cost per ton melted at our electric arc furnace steel mills
(c)	Includes Heartland, The Techs, and United Steel Supply operations